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EXHIBIT 3.3

                        YAK COMMUNICATIONS (USA), INC.

                          STATEMENT OF DESIGNATIONS,
                       POWERS, PREFERENCES AND RIGHTS OF
                     SERIES A CONVERTIBLE PREFERRED STOCK

     There is hereby established a series of 500,000 shares of Preferred Stock, no par value per share, designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock") with the following properties:

     A. RANK. The Series A Preferred Stock shall rank senior to (a) the Company's Common Stock, no par value per share (the "Common Stock"), and
     (b) any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock (collectively, the "Junior Securities")).

     B. DIVIDENDS. (I) The holders of Series A Convertible Preferred Stock shall be entitled to receive an annual cash dividend of four percent (4%) per share (the "Dividend") out of the assets of the Company that are by law available for the payment of dividends when and as declared by the Board of Directors of the Company.

     (II) No distributions shall be made with respect to any Junior Securities unless all unpaid dividends with respect to the Series A Preferred Stock shall have been paid in full.

     C. VOTING RIGHTS. The holder(s) of Series A Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purposes except as otherwise required by law.

     D. REDEMPTION. (I) The Company shall have the right to redeem, in whole or in part, the Series A Preferred Stock at a redemption price of $1.00 per share plus all accumulated dividends thereon (collectively, the "Redemption Price").

     (II) Notice of any redemption, specifying the time and place of redemption, shall be mailed or caused to be mailed by the Company, addressed to each holder of record of Series A Preferred Stock to be redeemed at his last address as the same appears on the books of the Company, at least thirty
     (30) days' prior to the date designated for redemption. Notwithstanding that any certificate for shares of Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares of Series A Preferred Stock represented thereby shall no longer be deemed outstanding after the close of business on the date called for redemption, and the holder of such certificate or certificates shall have with respect to such shares of Series A Preferred Stock no rights in or with respect to the Company except the right to receive the redemption price thereof, without interest, upon the surrender of such certificate or certificates, and after the date designated for redemption such shares of Series A Preferred Stock shall not be transferable on the books of the Company.

     (III) In the event that prior to the Company sending notice of redemption as set forth in sub-section (II), above, the Company merges with, is acquired by, or otherwise enters into a transaction with another company which is a reporting company under the Securities Exchange Act of 1934, as amended, in such a manner than the holders of Common Stock of the Company become stockholders of such public reporting company, then the Series A Preferred Stock shall automatically convert into Common Stock immediately prior to the closing of such transaction which Common Stock shall be treated identically with all of the Company's other Common Stock in the transaction. The conversion rate shall be the rate in effect as of the end of the quarter last ended before the date of execution of the definitive agreement binding the Company to such transaction, or $1.00, whichever is greater.

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     (IV) If the Company shall at any time pay a dividend on its Common Stock in
     Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares by reclassification or otherwise, the conversion rate in effect immediately prior thereto shall be adjusted so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of Common Stock that the holder of a share of Series A Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination. If the Company shall distribute to all holders of shares of Common Stock any assets (other than any dividend payable solely in cash out of retained earnings), any rights to subscribe or any evidence of indebtedness or other securities of the Company (other than Common Stock), then in each case the conversion rate of the Series A Preferred Stock shall be adjusted to take into account the fair market value (as determined in a resolution adopted by the Board of Directors of the Company, which shall be conclusive evidence of such fair market value) of the portion of the assets or evidence of indebtedness or securities so distributed or of such subscription rights applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date with respect to such distribution.

          In case of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a merger not involving any reclassification, conversion, or exchange of Common Stock to which the Company is the surviving corporation), or in case of any sale or conveyance of all or substantially all of the assets of the Company, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock (of any class or classes) or other securities or assets receivable upon such capital reorganization, reclassification, consolidation, merger, sale or conveyance, as the case may be, as a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such capital reorganization, reclassification, consolidation, merger, sale or conveyance is entitled; and, in any case, appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder of the Series A Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the conversion rate) shall thereafter be applicable, as near as reasonably practical, in relation to any share of stock or other securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

          If the Company shall at any time sell for cash any equity or convertible debt securities (other than upon exercise of (i) employee options or (ii) non-employee options or warrants granted prior to the closing date of the initial issuance of Series A Preferred Stock) at a price per share or conversion price per share, respectively, which is less than the price per Common Share upon conversion as adjusted for any prior change in the conversion rate under this sub-section (IV) or under Section B(II), above, then the conversion rate shall be adjusted as follows: the "price per Common Share" as used above shall initially be $1.00 and shall be adjusted from time to time upon each adjustment of the conversion rate under this sub-section (IV).

          Whenever the conversion rate is adjusted as herein provided, the Company shall forthwith send a written notice of the new conversion rate to each record holder of the Series A Preferred Stock and shall file with any transfer agent or agents for the Series A Preferred Stock appointed as the Board of Directors may have determined a certificate signed by the Chairman, President or one of the Vice Presidents of the Company and by its Treasurer, Secretary or an Assistant Secretary or Assistant Treasurer, stating the adjusted conversion rate determined as provided above and in reasonable detail the facts requiring such adjustment. Such transfer agent(s) shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificate as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in

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     reliance thereon. No transfer agent in its capacity as transfer agent shall be deemed to have any knowledge with respect to any change of capital structure of the Company unless and until it receives a notice thereof pursuant to the provisions of this paragraph and in default of any such notice each transfer agent may conclusively assume that there has been no such change.

          The Company shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, or other stock or securities deliverable upon conversion pursuant to this section, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of Florida, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Series A Preferred Stock.

          The Company will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be due in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Series A Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

     E. CONVERSION RIGHTS. The shares of Series A Preferred Stock shall be convertible, at the option of the holders thereof, upon ten days' written notice to the Company at any time at the office of any duly appointed transfer agent for the Series A Preferred Stock and at such other office or offices, if any, as the Board of Directors of the Company may determine, into fully paid and non-assessable shares of Common Stock at a conversion rate of one share of Common Stock for each share of Series A Preferred Stock tendered by the holder for conversion, provided, however, that in the case of redemption of any shares of Series A Preferred Stock, such right of conversion shall cease and terminate, as to the shares called for redemption, at the close of business on the day prior to the date fixed for redemption.

          Before any holder of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock into Common Stock, he shall surrender the certificate or certificates for such Series A Preferred Stock, at any office hereinabove mentioned, which certificate or certificates shall be duly endorsed to the Company or in blank or accompanied by proper instruments of transfer of the Company or in blank, unless the Company shall waive such requirement, and shall give notice to the Company at any of said offices that he elects so to convert said Series A Preferred Stock, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued.

     The Company, will, as soon as practicable after such surrender of certificates for Series A Preferred Stock accompanied by the written notice and the statement above prescribed, issue and deliver at the office of any transfer agent appointed as aforesaid, or at such other office or offices, if any, to the person for whose account such Series A Preferred Stock was so surrendered or to his nominee or nominees, certificates for the number of shares of Common Stock to which he shall be entitled. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the Series A Preferred Stock to be converted and the rights of the converting holder of the shares of the Series A Preferred Stock as such holder shall cease and the person or persons in whose name or names the certificates for shares of Common Stock upon conversion of such Series A Preferred Stock are to be issued shall be treated for all purposes as the record holder or holders of such Common Stock at the close of business on such date. The Company shall not be required to convert, and no surrender of Series A Preferred Stock shall be effective for the purpose, while the stock transfer books of the Company are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series A Preferred Stock was surrendered, and at the

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     conversion rate in effect at the date of such surrender. In the event of any liquidation, dissolution or winding up of the affairs of the Company, all conversion rights of the holders of Series A Preferred Stock shall terminate on the date fixed by resolution of the Board of Directors of the Company, which date shall not be later than 10 days nor earlier than 20 days prior to such liquidation, dissolution or winding up.

     F. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holder of any Common Stock or of any stock ranking junior to the Series A Preferred Stock in respect to distribution of assets, the holders of the Series A Preferred Stock shall be entitled to receive $1.00 per share plus the amount per share of any dividends which were outstanding, unpaid, and accrued as of the date of the liquidation payment to the holders of the Series A Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of the Series A Preferred Stock upon dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the immediately preceding paragraph, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with or junior to the shares of the Series A Preferred Stock, except that a proportionate distributive amount shall be paid on account of the shares of the Preferred A Stock and any other class of shares ranking pari passu with the Series A Preferred Stock, ratably, in proportion to the full distribution, liquidation or winding up.

     G. STATUS OF CONVERTED SHARES. Any shares of the Series A Preferred Stock that shall have been converted shall after such conversion have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

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